CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made as of the 10th day of November 2007 by and among HydroGen, L.L.C. (the “Company”), Blomenco B.V. (the “Consultant”), and Leo Blomen (“Mr. Blomen”).

BACKGROUND

WHEREAS, the Company is engaged in the business of manufacturing multi-megawatt fuel cell systems; and

WHEREAS, Consultant has certain expertise and experience desired by the Company and desires to provide services to the Company; and

WHEREAS, Mr. Blomen has been providing certain services to the Company through Consultant; and

WHEREAS, Mr. Blomen owns and controls Consultant and wishes to continue performing services to the Company through Consultant as an independent contractor of the Company; and

WHEREAS, the Company, Consultant and Mr. Blomen desire to set forth in this Agreement the terms and conditions of their working relationship; and

WHEREAS, this Agreement provides Consultant and Mr. Blomen with rights and entitlements to which Consultant and Mr. Blomen are not otherwise entitled;

NOW THEREFORE, in consideration of the mutual covenants herein contained, Consultant, Mr. Blomen and the Company, intending to be legally bound, agree as follows:

1.  Recitals. The foregoing recitals are incorporated by reference as if fully set forth herein.

2.  Retention of Consultant. The Company hereby retains Consultant and Consultant hereby agrees to render consulting services to the Company pursuant to the terms and conditions described in this Agreement. This Agreement shall be effective as of November 10, 2007, (the “Effective Date”) ”), so long as the Confidential Information, Noncompetition and Inventions Assignment Agreement attached as Exhibit “B” to the Separation Agreement and General Release is duly executed by Blomenco and Leo Blomen by that date. The twelve month period immediately following the Effective Date shall be referred to herein as the “Initial Term”.

3.  Services.

(a)  All services performed by Consultant pursuant to this Agreement shall be performed by Leo Blomen (“Mr. Blomen”).

(b)  Consultant shall provide technical and other consulting services to the Company within the scope and hours as specifically requested by the Company’s Chief Executive Officer (the “Consulting Services”). Consultant shall perform the Consulting Services, in light of Consultant’s experience, subject to oversight by the Company’s Chief Executive Officer, or in his absence, his delegate.

(c)  Consultant shall perform, upon request, a minimum of 1000 hours of Consulting Services during the Initial Term (the “Guaranteed Services”). Any services provided by Mr. Blomen as a member of the Board of Directors of HydroGen Corporation will not be included in calculating the Guaranteed Services. Travel time shall count as 50% of working hours.

(d)  The Company may, in its sole discretion, authorize Consultant to perform some or all of the Guaranteed Services, but shall pay Consultant for the full 1000 hours of Guaranteed Services, unless payment is not due as provided in Paragraph 8 or Paragraph 9(b) below.

4.  Independent Contractor Status.

(a)  Consultant and Mr. Blomen are independent contractors and not employees of the Company. Nothing in this Agreement shall establish an employer-employee relationship between the Company and Consultant or between the Company and Mr. Blomen.

(b)  It is the parties intent and understanding that no employment relationship exists between Consultant or Mr. Blomen and the Company. Accordingly, neither Consultant nor Mr. Blomen will be treated as an employee of the Company for purposes of employment taxes, federal and state income tax withholding, social security taxes, city and county taxes, employee benefit provisions, workers' compensation and state and federal unemployment compensation. Consultant is solely responsible for the payment of federal self-employment and all other federal, state and local taxes assessed against or otherwise due from Consultant or Mr. Blomen, if any, for matters occurring after the execution of this Consulting Agreement, and agrees to repay the Company for any tax withholding or taxes it pays (other than penalties) as a result of Consultant or Leo Blomen’s nonpayment on a timely basis.

(c)  Neither Consultant nor Mr. Blomen shall be eligible for any Company-provided benefits, including but not limited to medical, disability or other insurance, vacation, holiday or sick pay, or any other compensation or consideration commonly known as fringe benefits.

(d)  Consultant’s and Mr. Blomen’s place of work shall be Consultant’s own offices, not the Company's workplace. Mr. Blomen will, however, be required to make periodic visits to the Company’s offices upon request of the Company’s Chief Executive Officer. The Company will not establish hours or days of work for Consultant or Mr. Blomen. The Company will not control the manner and method by which Consultant or Mr. Blomen renders services.

(e)  Consultant is generally free to provide services to any other organization or company, so long as such work does not interfere with Consultant’s work for the Company and does not violate the Confidential Information, Noncompetition and Invention Assignment Agreement referenced in Paragraph 9(a) below.

5.  Fees.

(a)  Consulting Services. The Company shall pay Consultant at the rate of €175 per hour for the Consulting Services (the “Hourly Rate”) which shall not include any travel time or any services as a Director of HydroGen Corporation. The Company shall assume the full currency risk associated with payment in Euros. All Consulting Services must be described in itemized invoices specifying the date, nature and amount of time for all Consulting Services. Consultant shall submit such invoices to the Company's Chief Executive Officer within thirty days after the last day of the month in which the Consulting Services are rendered. Payment shall be made by the Company on all approved invoices within thirty days of receipt.

(b)  Travel Time. The Company shall pay Consultant for Mr. Blomen’s travel time reasonably required in connection with the performance of the Consulting Services, at one half of the Hourly Rate. Such hours billed for travel time shall be counted toward hours of Guaranteed Services or Guaranteed Post-Notice Services, as applicable.

(c)  Board Services. The Company shall pay Consultant in equal monthly payments at a yearly rate of €25,000 for Mr. Blomen’s service as Chairman of the Board of Directors of HydroGen Corporation following the Effective Date, so long as Mr. Blomen continues to serve as Chairman of the Board of Directors of HydroGen Corporation and this Agreement remains in effect. However, this Consulting Agreement will continue in effect whether or not Mr. Blomen serves as Chairman of the Board until terminated pursuant to its terms.

(d)  Expense Reimbursements. The Company shall reimburse Consultant for the cost of airfare and reasonable travel expenses for visits by Mr. Blomen to the Company or such other travel authorized by the Company’s Chief Executive Officer, consistent with Company policy. Consultant may utilize business class on international flights. Consultant shall be reimbursed for all cell phone charges reasonably incurred in connection with providing Consulting Services. All expenses incurred must be documented with original receipts and submitted promptly to the Company for reimbursement, but in no event later than thirty days after they are incurred.

6.  Termination and Notice of Termination. The Agreement shall be effective for the Initial Term, unless terminated automatically in accordance with paragraph 9(b) below or by the Company for Cause. Any party may terminate this Agreement for any or no reason, with or without Cause, upon six months’ written notice to the other parties, so long as the effective date of the termination occurs no earlier than six (6) months after the expiration of the Initial Term. Notwithstanding anything in this Agreement to the contrary, the Company may terminate this Agreement at any time for Cause. For purposes of this Agreement, “Cause” shall mean if Consultant or Mr. Blomen fail to perform Consulting Services reasonably assigned, engage in intentional wrongdoing in connection with the performance of Consulting Services, perform such service negligently or in an unsatisfactory manner, or breach any contract with the Company.

7.  Guaranteed Post-Notice Services and Pay. If any of the parties provide six months' advance written notice that the Agreement is being terminated without Cause in accordance with paragraph 6, in each month of the notice period occurring after the Initial Term:

(a)  Consultant shall, upon request, provide up to the number of hours of Consulting Services as Consultant provided during the preceding 12 month period, divided by 12 (the “Guaranteed Post-Notice Services”).

(b)  The Company may, in its sole discretion, authorize Consultant to perform some or all of the Guaranteed Post-Notice Services or waive the requirement that Consultant performs services.

(c)  The Company will pay Consultant for the full number of hours (as calculated in paragraph 7(a)) of the Guaranteed Post-Notice Services, unless the Agreement is terminated for Cause by the Company, whether or not Consulting Services are requested by the Company.

8.  Payments Following Termination of the Agreement. Regardless of the reason for termination of this Agreement and regardless of whether termination is by the Company or Consultant, the Company shall pay Consultant: (i) the full amount of any accrued but unpaid consulting fees due under paragraph 5(a)-(c) for hours of Consulting Services already performed; and (ii) any accrued but unreimbursed travel expenses due pursuant to Paragraph 5(d); (iii) any accrued but unpaid payments due under Paragraph 7 of this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event of a termination by the Company for Cause or pursuant to 9(b) below, no payment shall be due for the Guaranteed Services or Guaranteed Post-Notice Services for any hours of Consulting Services not performed.

9.   (a)        Confidential Information, Noncompetition, and Invention Assignment. This Agreement shall not commence unless and until and is contingent upon Consultant’s and Mr. Blomen’s execution of the Confidential Information, Noncompetition and Inventions Assignment Agreement attached as “Exhibit 1” to this Agreement, which shall be executed prior to or simultaneously herewith. The termination of this Agreement for any reason shall not affect the enforceability of the Confidential Information, Noncompetition and Inventions Assignment Agreement.

(b)  Separation Agreement. This Agreement shall automatically terminate without action by any party if either Mr. Blomen or Consultant: (i) does not enter into and deliver to the Company, on or before the twenty first day following the Effective Date, the Separation Agreement attached to this Agreement as Exhibit "2"; or (ii) timely revokes the Separation Agreement. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to this Paragraph 9(b), no payment shall be due for the Guaranteed Services for any Consulting Services not performed.

10.  General Provisions.

(a)  Governing Law and Forum. This Agreement shall be governed by and interpreted in accordance with the laws of Pennsylvania, without giving effect to any conflict of laws provisions. Any court action instituted by Consultant or on Consultant’s behalf relating in any way to this Agreement or to Consultant’s relationship with the Company shall be filed exclusively in federal or state court in the County of Allegheny, State of Pennsylvania and Consultant consents to the jurisdiction and venue of these courts in any action instituted by the Company against Consultant.

(b)  Severability. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. In the event that any provision contained in this Agreement shall be determined by any court of competent jurisdiction to be overbroad and/or unenforceable, then the court making such determination shall have the authority to modify the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed form. Moreover, each provision of this Agreement is independent of and severable from each other. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining provisions of this Agreement shall remain in full, force and effect. For purposes of this Paragraph 10(b), a “provision” of this Agreement shall mean any paragraph or subparagraph of this Agreement or any sentence or clause within any paragraph or subparagraph of this Agreement.

(c)  Survival. Paragraphs 8, 9(a)-(b), and 10(a)-(g) shall remain in full force and effect after the termination of this Agreement for any reason.

(d)  Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Chief Executive Officer of the Company, with a copy to the General Counsel of the Company, at the Company’s principal executive office, located at 10 East 40th Street, Suite 3405, New York, New York 10016-0301 and if to Consultant or Mr. Blomen, to Mr. Blomen at Gortelseweg 3, 8076 PR Vierhouten, Netherlands (or to such other address as the Company, Blomenco or Mr. Blomen may give to the other in writing for purposes of notice hereunder). All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation of receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

(e)  Entire Agreement and Modification. This Agreement, the Separation Agreement and General Release and the Exhibits thereto, constitute the entire agreement by or among the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, by or on behalf of the Company, HydroGen Corporation or any agent thereof. This Agreement may not be modified or amended other than by an agreement in writing signed by Blomenco, Leo Blomen and the Company’s Chief Executive Officer or President. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other of further exercise of the same or any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

(f)  Assignment and Succession. This Agreement shall be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Consultant expressly consents to the assignment of the Agreement to any new owner of the Company’s business or purchaser of the Company. Consultant’s rights and obligations hereunder may not be assigned by Consultant except as expressly provided herein.

(g)  Headings; Counterparts.  The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

* * *

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first written above.

BLOMENCO, B.V.		HYDROGEN, L.L.C.

By:	/s/ Leo Blomen	By:	/s/ Joshua Tosteson
	Leo Blomen, on behalf of Blomenco, B.V.		Joshua Tosteson President

Dated:	11/10/07	Dated:	11/10/07

Witness:	/s/ Christopher J. Garofalo	Witness:	/s/ Christopher J. Garofalo

/s/ Leo Blomen
Leo Blomen, on his own behalf

Dated:	11/10/07

Witness:	/s/ Christopher J. Garofalo